Exhibits 5.1 & 23.2

Heller Ehrman LLP

February 7, 2006

Avista Corporation
1411 East Mission Avenue
Spokane, WA 99202

Re:	Avista Corporation - Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Avista Corporation, a Washington corporation (the “Company”), in connection with the filing of a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-126577) (as amended by the Post-Effective Amendment No. 1, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the issuance of up to 1,000,000 additional shares of common stock, no par value (the “Securities”), of the Company pursuant to the Company’s Long-Term Incentive Plan, as amended (the “Plan”). The Securities will be offered and issued together with the related preferred share purchase rights (the “New Rights”) in accordance with that certain Rights Agreement, dated as of November 15, 1999 (the “Rights Agreement”), between the Company and The Bank of New York, as rights agent.

I.

We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.  We have based our opinion upon our review of the following records, documents, instruments and certificates and such additional certificates relating to factual matters as we have deemed necessary or appropriate for our opinion:

(a)	the Registration Statement;

(b)	the Plan;

(c)	the Rights Agreement;

(d)
the Restated Articles of Incorporation, as amended, of the Company certified by the Washington Secretary of State as of January 24, 2006, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

Avista Corporation
February 7, 2006

(e)	the Bylaws of the Company certified by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(f)	a Certificate of Existence/Authorization relating to the Company and issued by the Washington Secretary of State, dated January 24, 2006;

(g)
records certified to us by an officer of the Company as constituting all records of proceedings and actions of the Company’s board of directors relating to the transactions contemplated by the Registration Statement;

(h)	Order No. 01, effective December 28, 2005, in Docket No. UE-051895 of the Washington Utilities and Transportation Commission;

(i)	Order No. 29947, having a service date of January 10, 2006, in Case No. AVU-U-05-2 of the Idaho Public Utilities Commission;

(j)	Order No. 06-014, entered January 17, 2006, in Docket No. UF 4223 of the Public Utility Commission of Oregon, together with the staff report appended thereto which constitutes a part of the order;

(k)	Default Order No. 4535, entered July 2, 1979, in Docket No. 6690 of the Public Service Commission of the State of Montana[1]; and

(l)	a Certificate of an officer of the Company as to certain factual matters.

II.

We have also assumed the following, without making any inquiry into the reasonableness or validity thereof:

A.
The Securities and the New Rights will be duly executed, authenticated and delivered prior to issuance as set forth in the Registration Statement and in accordance with the proceedings and actions of the Company’s board of directors relating to the transactions contemplated by the Registration Statement.

1 We have received and relied upon an officer’s certificate certifying that at no time since the issuance of the MPSC’s order have the Company’s electric sales for ultimate use by Montana customers exceeded $5,000,000 or 5% of the Company’s revenue in any year.

Avista Corporation
February 7, 2006

B.	We have assumed that the members of the Company’s board of directors and the Company’s stockholders have each satisfied all applicable fiduciary duties.

III.

        This opinion is limited to (i) the federal laws of the United States of America, (ii) the laws of the State of Washington, and (iii) the statutes (and regulations promulgated thereunder) of the States of Idaho, Montana and Oregon pertaining to the regulation of public utilities in those States.  We disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

IV.

    Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for our opinion, and subject to the assumptions, limitations and qualifications expressed herein, it is our opinion that the Securities, when issued and delivered against payment therefor in accordance with the Plan and any related agreements, will be legally issued, fully paid and nonassessable, and the New Rights, when issued and delivered against payment for the Securities in accordance with the Plan and any related agreements, will be legally issued.

V.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm, as counsel, in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

VI.

The foregoing opinion is being delivered solely to you in connection with the filing of the Registration Statement and is solely for your benefit and the benefit of the holders of the Securities. This opinion may not be relied on by you or the holders of the Securities for any other purpose or by any other person for any purpose without our written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

        Very truly yours,

        /s/ Heller Ehrman LLP